Exhibit 99.1

National Retail Properties, Inc.

Shareholder Request Form

If you need assistance, please call American Stock Transfer & Trust Company LLC at the number listed below. Return the completed form to:

American Stock Transfer & Trust
Company, LLC Wall Street Station P.O. Box 922 New York, NY 10269	Toll Free 1-866-627-2644

Please complete all sections that apply:
Make initial investment: 1, 2, 3 & 5	Current Shareholders:
Purchase additional shares: 3, 5	I am already a shareholder of record.
Enroll/change participations: 3, 5	My account number is #
Certify tax ID number: 2	Please take the action requested in any and all
Direct deposit/Draft bank account: 4, 5	completed sections below.
Change address: 1, 5

1. Initial Investment (or Address Change)

I wish to enroll in the National Retail Properties Dividend Reinvestment and Stock Purchase Plan (Plan) by enclosing an initial cash investment of $             ($100 min./$10,000 max.). Enclosed is my check/money order made payable to American Stock Transfer & Trust Company, LLC. I certify that I am of legal age and that I reside in one of the 50 states or the District of Columbia.

Name(s) on Registration (Please Print)	Address: (Or Address Change)

(Street Name & Number)

(City, State, Zip)

(Daytime Phone Number)

Type of Account: Please check one box and provide all requested information.

☐	INDIVIDUAL/JOINT — Joint accounts will be presumed to be joint tenants (with right of survivorship) and not as Tenants in Common. The social security number of the first owner listed should be provided.

☐	CUSTODIAL — A minor is the beneficial owner of the account with one adult custodian managing the account until the minor becomes of age, as specified in the Uniform Transfer/Gifts to Minors Act in the minor’s state of residence. The minor’s social security number must be provided.

☐	TRUST — An account is established in accordance with the provisions of a trust agreement. Please include a copy of the first and last pages of trust agreement, which include name of trust, trustees, and date.

☐	OTHER — Corporation/Partnership/Other Entity — A corporate resolution or agreement naming an authorized person to act on behalf of the entity must be provided with initial enrollment and for any future transactions.

2. Substitute Form W-9

Under penalty of perjury, I certify that:

1.	The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and

2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

3.	I am a U.S. person (including a U.S resident alien).

Name (Please Print)	Social Security # or Employer Identification #

Signature

3. Dividend Reinvestment Participation

Social Security # or Taxpayer ID	Optional Cash Investment — No 2-party checks accepted
$ ($100 minimum - $10,000 maximum)

Method of Participation:	Partial Withdrawal:

☐ Full Dividend Reinvestment, Reinvest ALL shares

☐ Partial Dividend Reinvestment, Receive CASH on              whole shares and reinvest all remaining shares. As a result of the Emergency Economic Stabilization Act of 2008, the Plan Administrator will now report Cost Basis to both the participants in the Plan and the IRS. The IRS requires shareholders to reinvest a minimum of 10% of their dividend each scheduled disbursement date. If your account falls under the 10% mandatory threshold, you will be sent a notification outlining your alternatives for dividend reinvestment.

☐ NO Dividend Reinvestment, Receive CASH for all shares

☐ Issue a stock certificate for              whole shares

☐ Sell              shares from my account

Complete Termination From the Plan:

☐ Issue a stock certificate for my full shares and a check for the fractional share

☐ Sell all of my shares, full and fractional

Other:

☐ Issue a stock certificate for my full shares and a check for the fractional share
☐ Deposit enclosed certificate(s) in my Plan account (suggest certified or registered mail)

4. Electronic Funds Transfer (You may select one or both.)
☐ Direct Deposit:	☐ Monthly Bank Draft:
Deposit my dividends to my bank account by electronic transfer (in lieu of receiving a dividend check).	Draft my bank account each month for investment in Plan Shares. (Deductions to be on or about the 10th of each month.) Amount ($100 minimum - $10,000 maximum)

Type of Account: ☐ Checking ☐ Savings (Verify ABA# with your bank.)

Name(s) on Bank Account (Please Print)	Bank Account Number

Bank Contact — Telephone Number	ABA Routing Number

Please enclose a copy of a voided check or savings deposit slip to verify banking information.

I (We) hereby authorize American Stock Transfer & Trust Company, LLC (the Agent), to make automatic electronic deposits of dividends to the checking or savings account indicated and/or to make automatic monthly transfers of funds from said account, in the amount stated, which will be used to purchase shares of National Retail Properties common stock for deposit into my (our) Dividend Reinvestment and Stock Purchase Plan account.

I (We) also authorize the Agent to make debit or credit entries, if necessary, for any amounts credited or debited in error. I (We) also authorize the financial institution above, to credit and/or debit the same to such account.

This authority is to remain in full force and effect until the Agent has received written notification from me (us) of its termination in such time and in such a manner as to afford the Agent a reasonable opportunity to act.

5. Signatures

By signing this form, I request action on all areas completed. I also realize that by filling out section (1) Initial Investment, and (3) Dividend Reinvestment Participation, that I request enrollment in the Plan, certify that I have read the Plan Prospectus describing National Retail Properties Dividend Reinvestment and Stock Purchase Plan (the Plan), and agree to abide by the terms and conditions of the Plan. I hereby appoint American Stock Transfer & Trust Company, LLC (the Agent) to apply dividends as I may instruct and any cash investments I may make to the purchase of Shares under the Plan. I understand that I may revoke this authorization at any time by written notice to the Agent. All Registered Owners must

Signature	Date

Signature	Date